UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 16, 2011

Commission File Number:  00114523

Trio-Tech International
(Exact name of small business issuer as specified in its charter)

California
(State or other jurisdiction of incorporation or organization)
95-2086631
(IRS Employer Identification No.)

16139 Wyandotte St, Van Nuys, California 91406
(Address of principal executive offices)

818-787-7000
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.03 below.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On November 16, 2011, Trio Tech International Singapore (the "Company") a 100% subsidiary of the registrant, entered into a Term Loan Agreement (the "Loan Agreement") with IFS Capital Limited (the "Financial Institution").

The Loan Agreement provides the Company with a $1,875,000 credit facility ("term loan"). The Loan Agreement has a three year term.

The amounts outstanding under the Loan Agreement will bear interest at either (i) a rate equal to 1.5% above the Bank's Prime Rate (as defined in the Loan Agreement); or (ii) as an amount equal to their Cost of Funds (as defined in the Loan Agreement) per annum, whichever is higher on monthly rests or such other rate or other periodic rest as may be notified by the Financial Institution to the Company.

Amounts available for borrowing under the Loan Agreement are subject to a facility fee of Five Thousand Singapore Dollars. Interest payments under the Loan Agreement are due monthly, with the principal balance payable in thirty six monthly installments.

The Company has granted the Bank a security interest in certain of the Company's tangible plant and machinery, electrical installations and air-conditioning installations as listed in the charge attached to the loan agreement. The Company is required to value such secured assets at-least once a calendar year and from time to time as the Financial Institution may require such valuation(s) of the equipment by independent professional valuers. In the event, the Financial Institution determines that the aggregate of all monies outstanding under the facility is more than 70% of the equipment value determined by the Financial Institution from the most recent valuation received by the financial institution , the Company shall, within seven (7) days of a written notice from the Financial Institution (a) (i) pay all accrued interest and (ii) further reduce the outstanding principal so that the reduced outstanding principal is in proportion to the valuation, or (a) furnish additional security in proportion to the aggregate valuation and the current market value of the equipment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trio-Tech International

Date:   November 22, 2011
By:	/s/ Victor H.M. Ting

Name: Victor H.M. Ting
Title: Vice President and Chief Financial Officer